EXHIBIT 10.2

Valet Parking Training and Safety Program

General Policy

Garden State Valet, LLC recognizes that the safety of their employees, the public, guests and their property are the mission of the Valet Parking Safety Program. To that end, vehicles shall be operated in a safe manner and in compliance with all pertinent state and federal laws. All patrons will be treated professionally and courteously and all our drivers will drive cautiously and obey all traffic laws. The safety and care of our customers and their property is our highest priority.

Required Driver Qualifications

Only approved drivers are permitted to operate guests’ vehicles. All valet parking staff must meet all of the following criteria.

•	Approved drivers must:
o	at a minimum, be nineteen (19) years of age, although twenty-one (21) years of age is preferred;
o	possess a valid state drivers license, not expired or suspended and with no pending Failures to Appear (FTA);
o
cannot have a major* or capitol** violation on their driving record, no more than one (1) at fault accident of any type in the last three years, and no more than two (2) moving violations in the last three (3) years;

o	have dependable transportation to get to and from work;
o	demonstrate good driving skills during a road test, including the ability to drive a stick shift proficiently and to parallel park; and
o	have good customer relations and people skills.

*	Includes driving while under the influence of drugs or alcohol, reckless driving resulting in bodily injury or property damage, or negligent homicide.
**
Includes driving after a driver’s license has been suspended, murder or assault with a motor vehicle, theft of a motor vehicle, hit and run, operating a vehicle after the registration has been revoked, or using a false or fictitious driver’s license or registration plates.

Motor Vehicle Reports

Garden State Valet reserves the right to request motor vehicle reports (MVRs) on any employment applicants as well as current employees or contractors with driving responsibilities. MVRs will also be obtained annually for all Company staff with driving responsibilities.

Drivers License
Drivers are required to carry their current driver‘s license when driving vehicles. Employees must immediately notify the location manager of any changes in the status of their license, including any at-fault accidents or moving violations.

Driving Test
The Company reserves the right to conduct both a driving written and road test of any prospective or employed driver, at any time.

Revocation of Driving Responsibility
Employees who:

•	are observed demonstrating carelessness or wanton disregard for safe operation of a motor vehicle, or
•	receive citations for moving violations and DUI infractions, or
•	are involved in chargeable accidents, or
•	no longer meet all the Required Driver Qualifications

will be excluded from driving responsibilities and may face suspension and/or termination from employment.

Driver Education and Training
An employee orientation training program will be held for all valet parking employees. Such training will include all rules and procedures for Garden State Valet and the expectations and requirements for its drivers.

Refresher training will be provided every year. This refresher training is mandatory and failure to attend will result in exclusion of driving responsibilities.

Vehicle Care

Parking the customer’s vehicle:
•	open driver’s door for driver and assist them out of the vehicle;
•	remind guests to remove valuables from the vehicle;
•	only enter the vehicle after all guests have exited;
•
immediately document the condition of the vehicle on the parking ticket and point out any obvious damage to the customer for them to acknowledge the damage by initialing the card next to your notation of damage;

•	clean windows, if necessary, for safe vehicle operation;
•	adjust the seat and mirrors, only when necessary for your safe operation of the vehicle;
•	drive slow - under 15 MPH;
•	obey all traffic laws (including but not limited to, parking in the direction of the flow of traffic, parking in designated spots only, and wear seatbelts on public streets);
•	yield the right of way to all guests and other vehicles;
•	check right and left blind spots before proceeding;
•	honk when entering blind intersections;
•	only back up when necessary (most damage occurs while backing up);
•	do not operate the radio, air conditioning, and other controls;
•	do not rummage through glove compartment or anything else in the vehicle;
•	leave a safety zone on both sides of the vehicle when you park it to prevent damage;
•	always lock every car while parked;
•	make sure all keys are properly tagged and keep all keys on the key board; and
•	never leave keys or the key board unattended.

Retrieving the vehicle:
•	locate the correct key on the keyboard;
•	run to the correct location to retrieve the car;
•	enter the car and close the doors, safely turn the ignition and put the car in drive (do not move a vehicle with the doors open, even to just pull it up);
•
when pulling a car forward be sure the vehicle is in park instead of drive or reverse. This is a potentially dangerous situation. Just being aware of this will prevent a car from backing or lunging forward with no driver; and

•	exit the car and wait for the driver to enter the car before leaving the car. Close the driver door after the driver has entered the vehicle. Do not leave cars running and unattended.

Driving Altered Vehicles:
Occasionally an altered vehicle will need to be parked. Most of the time this is a vehicle adapted for a handicapped person. Due to potential complexities and possible custom settings, we do not accept any altered vehicles. If one arrives, please notify the driver of our policy and direct them to the nearest available parking space (even if the nearest available space is a space that would typically be reserved for valet parked cars).

Uniform and Conduct

Uniform

The standard uniform is solid black pants (with no cargo pockets), long sleeve tuxedo shirt, black bow-tie, black vest embroidered with the Company logo and black, comfortable running sneakers. In colder months, it is appropriate to wear the company windbreaker or jacket. You must always be wearing a shirt with our company logo. No hats of any kind are permitted.

Conduct of Valet Attendant

•	SMILE and be pleasant, friendly and approachable (this is a service business and our customers should feel comfortable leaving their vehicles with us);
•	greet the customers with “good morning/evening” when they are arriving and “have a good day/night” when they are leaving;
•	always stand in front of key box and be attentive when customers are arriving or departing;
•
no cell phone use while customers are in the vicinity and absolutely no cell phones when operating a customer’s vehicle. Cell phones are only permitted during a shift when there is down time and no customers are within view;

•	no profanity, cursing or slang (you are responsible for maintaining a professional appearance);
•	no consumption of alcohol within 8 hours of reporting to work or during your shift.
•	Never use your cell phone while driving and only away from guests.
•	Personal use of guest’s or company vehicles is strictly prohibited. Guest vehicles must NOT leave the property for any reason, when in the valet service’s care.

This is a service-oriented business; the quality of our service sets us apart. Little things like opening doors and offering to help carry articles for guests sets us apart and reinforces our quality reputation.

Compensation

Each valet attendant is an employee of Garden State Valet, LLC. Valet attendants will receive either an hourly wage or flat fee based on the location and specific job. Valet attendants will also receive tips. All tips should be pooled and split evenly among the valet attendants at the end of each valet job/shift. Intentional withholding of tips will result in immediate termination and such valet attendant will not be eligible for future work with Garden State Valet, LLC.

Under Section 3(m) of the Fair Labor Standards Act, we rely on the tip credit towards minimum wage as compensation for our employees. In order to rely on the tip credit, the following regulations apply:

1)	No employee will receive less than $2.13 per hour as cash wage from the Company (in most cases, employees will receive a flat, per-shift rate);
2)	The additional amount of $5.12 in order to equal the minimum wage will be claimed by the employer as a tip credit (the current minimum wage is $7.25);
3)	The tip credit will not exceed the amount of tips actually received by the tipped employee;
4)	All tips received by the tipped employee are to be retained by the employee; and
5)	This tip credit will not apply unless said employee has been informed of these tip credit provisions.

Reporting an Incident

If an incident (loss, damage, or injury) occurs, report it immediately to the location manager or person in charge. The following things that must be completed in the event of an incident:

•	fill out the damage claim form and document the vehicle condition as shown on the parking ticket (all incidents will be investigated for preventability and fault);
•	take pictures of the alleged damage;
•	get the names and contact information of any witnesses;
•	note the parking time so that security can match it to any camera record; and
•	be courteous but do not admit fault to the customer.

I have read, understand and agree to abide by the principles outlined in this Training and Safety Manual.

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Name:                                                                       Date